Exhibit 10.2

                              MEMORANDUM AGREEMENT


     This Memorandum Agreement shall confirm our mutual agreement regarding the termination of the Management and Billing Services Agreement (the "Agreement") between PracticeXpert of Oklahoma dba CCN ("PracticeXpert") and Paul Jacquin, MD ("Physician") and the provisions of winding down our business together resulting from the Agreement.

     According to Paragraph 13.1 of the Agrement, "The term (Term) of this Agreement shall commence on the effective date, as defined in Section 16.20, and shall expire on the date the initial term of the lease identified in Section
16.20 expires, unless terminated sooner in accordance with this Agreement or except as otherwise agreed by the parties hereto."

     WHEREAS, we have mutually agreed that the "Effective Termination Date" shall be January 16, 2006.

     It is therefore agreed PracticeXpert shall continue to pursue collection of all billings for medical services rendered by Physician prior to the Effective Termination Date and shall be entitled to 75% of all collections of said billings for all dollars collected up to and including March 17, 2006.

     It is further agreed that PracticeXpert shall be paid a fee equal to 7% of all dollars collected on or after March 18, 2006 for any medical services rendered by Physician on or prior to the Effective Termination Date until all receivables for services rendered on or prior to the Effective Termination Date are collected, or until mutually agreed between the parties.



/s/ Jonathan Doctor          02/13/06      /s/ Paul Jacquin     02/03/06
-----------------------      -------       ------------------   ------
Jonathan Doctor              Date          Paul Jacquin MD      Date
PracticeXpert                              Medical Oncologist